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                                                                      EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS



                                              1997              1996               1995
                                         -------------      -------------      -------------
BASIC:*
   Average number of common shares
     outstanding                            51,257,000         38,317,000         34,631,000
                                         =============      =============      =============

   Net income                            $ 159,926,000      $ 127,228,000      $  77,359,000
   Less cash dividends paid on
     convertible preferred stock:
     Series A ($1.60 paid per share)          (683,000)          (804,000)          (939,000)
     Series B ($1.26 paid per share)       (24,774,000)       (35,552,000)       (38,395,000)
                                         -------------      -------------      -------------
Net income available to common
   stockholders                          $ 134,469,000      $  90,872,000      $  38,025,000
                                         =============      =============      =============

Basic net income per common share        $        2.62      $        2.37      $        1.10

DILUTED:*
   Average number of common shares
     outstanding                            51,257,000         38,317,000         34,631,000
   Assumed conversion of convertible
     preferred stock:
     Series A                                  889,000          1,048,000          1,204,000
     Series B                               14,776,000         21,176,000                 **
   Incremental shares calculated
     using the treasury stock method         1,101,000            960,000             48,000
                                         -------------      -------------      -------------

                                            68,023,000         61,501,000         35,883,000
                                         =============      =============      =============

Net income                               $ 159,926,000      $ 127,228,000      $  77,359,000
Less cash dividends paid on
   Series B Preferred Stock                          -                  -        (38,395,000)
                                         -------------      -------------      -------------

Net income                               $ 159,926,000      $ 127,228,000      $  38,964,000
                                         =============      =============      =============

Diluted net income per common share      $        2.35      $        2.07      $        1.09







* AMOUNTS PRIOR TO 1997 HAVE BEEN RESTATED AS REQUIRED TO COMPLY WITH STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER
   SHARE." FOR FURTHER DISCUSSION OF NET INCOME PER COMMON SHARE, SEE THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS. AMOUNTS HAVE BEEN
   ADJUSTED FOR 3-FOR-2 COMMON STOCK SPLITS EFFECTIVE OCTOBER 30, 1995 AND JULY 31, 1996.
** THE SERIES B PREFERRED STOCK WAS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF
   CALCULATING DILUTED NET INCOME PER SHARE AS IT WAS ANTIDILUTIVE.